Exhibit 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Amy Figueroa

Investor Relations and Corporate Communications

Phone: (510) 665-7211

Email: afigueroa@dynavax.com

DYNAVAX REPORTS FDA REMOVES CLINICAL HOLD ON

HEPLISAVTM PHASE 3 HEPATITIS B VACCINE

BERKELEY, CA – September 10, 2009 – Dynavax Technologies Corporation (Nasdaq: DVAX) today announced that the U.S. Food and Drug Administration (FDA) has removed the clinical hold for the HEPLISAVTM Investigational New Drug (IND) application in individuals with chronic kidney disease. HEPLISAV is a Phase 3 investigational adult hepatitis B vaccine designed to provide increased, rapid protection with fewer doses than current licensed vaccines.

As a result of the FDA’s decision, Dynavax expects to initiate a Phase 3 trial in chronic kidney disease patients in the near-term. Dynavax also plans to initiate a Phase 3 lot-to-lot consistency trial in adults over 40 years of age in early 2010.

“The success of our scientific approach to resolving the clinical hold on HEPLISAV allows us to resume development of our enhanced hepatitis B vaccine,” commented Dino Dina, M.D., President and Chief Executive Officer of Dynavax. “After achieving strong efficacy data in our prior Phase 3 pivotal trial, we are fully prepared to initiate the final registration trials for HEPLISAV.”

Dynavax’s global strategy as previously discussed with the FDA and the European Medicines Evaluation Agency (EMEA) is to develop HEPLISAV for populations that are less responsive to current licensed vaccines, including adults over 40 years of age, individuals with chronic kidney disease, and others.

About HEPLISAV

HEPLISAV is a Phase 3 investigational adult hepatitis B vaccine designed to provide increased, rapid protection with fewer doses than current licensed vaccines. Over 2,500 individuals have been vaccinated with HEPLISAV to date.

Phase 3 data from Dynavax’s PHAST clinical trial demonstrate subjects over 40 years of age receiving 2 doses of HEPLISAV over a 1 month period achieved a seroprotection rate of 92%, compared to 75% of subjects receiving 3 doses of a licensed vaccine over a 6 month period. For individuals with chronic kidney disease, clinical data from a small Phase 1 and partially completed Phase 2 trial will be reported at an upcoming medical conference.

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Dynavax has worldwide commercial rights to HEPLISAV, which combines hepatitis B surface antigen (HBsAg) with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Hepatitis B Vaccines

The total worldwide market for adult hepatitis B vaccines is estimated at over $500 million annually. Current vaccines leave unmet needs for more rapid and increased protection, particularly for less responsive, underserved populations.

Chronic Kidney Disease Market – A high-value segment, the chronic kidney disease market is large, growing rapidly, and is widely recommended for vaccination. There are approximately 750,000 end-stage renal disease (ESRD) patients in the United States and the 5 major European markets and approximately 150,000 new patients annually. Approximately 35% of these immunocompromised ESRD patients do not respond to vaccination and 20% require boosters. As vaccination for these patients occurs regularly at dialysis centers, this is a highly concentrated, renewable market that can be served by cost-effective, targeted sales distribution networks.

Other Markets – Other populations such as individuals infected with HIV or diagnosed with chronic liver disease are also less responsive to current hepatitis B vaccines and represent a large, poorly served market opportunity.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains “forward-looking statements,” that are subject to a number of risks and uncertainties, including statements related to the nature and timing of potential clinical trials of HEPLISAV. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development, the Company’s ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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